Exhibit 1.01

CONFLICT MINERALS REPORT
Pursuant to Rule 13P-1 under the Securities Exchange Act (17 CFR 240.13P-1)

FOR THE REPORTING PERIOD FROM
JANUARY 1, 2014, TO DECEMBER 31, 2014

I. INTRODUCTION

This Conflict Minerals Report for Intuitive Surgical, Inc. (“Intuitive,” “we,” or “us”) for the current reporting period from January 1, 2014, to December 31, 2014 (the “Reporting Period”), is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (17 CFR PARTS 240 and 249b) (the “Rule”).
Conflict Minerals Evaluation and Reporting
“Conflict Minerals” (defined in the Rule as columbite-tatalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten) are necessary to the functionality or production of our da Vinci® Surgical Systems and instruments & accessories (collectively the “Covered Products”), which are subject to evaluation under the Rule. Accordingly, pursuant to the Rule, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) and determined that the Conflict Minerals contained in components sourced to manufacture some of our Covered Products (i) may have originated in the Democratic Republic of the Congo (the "DRC") and the adjoining countries (the "Covered Countries") as defined in Item 1.01(d)(1) of Form SD and (ii) may not be from recycled or scrap sources. As a result, the Rule requires that we conduct due diligence that conforms to a(n) nationally or internationally recognized due diligence framework on the source and chain of custody of the Conflict Minerals included in our Covered Products.
We are committed to our efforts to sourcing materials from suppliers that share our values with regard to ethics, integrity, respect for human rights, and environmental responsibility. In support of the Rule, we expect our suppliers to establish their own due diligence program to ensure proper monitoring and reporting of the use of Conflict Minerals in their supply chains. We require that all of our suppliers in the supply chain comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. It is our policy to reassess our relationship with any suppliers whose supply chain includes minerals from a conflict source, which directly or indirectly benefit or finance armed groups in the Covered Countries.
II. DUE DILIGENCE
Design of Due Diligence Measures
Our Conflict Minerals Compliance Program (the “Compliance Program”) is modeled based on the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition” publication, which includes Supplements on Tin, Tantalum, Tungsten, and Gold (the “OECD Guidance”), issued by the Organization for Economic Co-operation and Development (the “OECD”) to include due diligence on the source and chain of custody of the Conflict Minerals contained in our Covered Products and address the following five key objectives:

•	Establish a Corporate Program for Conflict Minerals

•	Identify and Assess Risk in the Supply Chain

•	Design a Strategy to Respond to Identified Risk in the Supply Chain

•	Fulfill Conflict Minerals Independent Audit and Reporting Obligations

•	Maintain a Due Diligence Program: Internal Review and Monitoring

Due to practical difficulties associated with supply chain complexities, the OECD Guidance advises that downstream companies exercise due diligence by establishing internal controls over their immediate suppliers. We are a downstream company, and although we have relationships with our first-tier (direct) suppliers, we do not have direct relationships with parties such as sub-tier (indirect) suppliers or the associated smelters and refiners who have knowledge of the sources of raw minerals. As the components included in our Covered Products are manufactured by sub-tier suppliers, we engaged a supply chain management firm to assist us in the identification of Conflict Minerals used in components manufactured by sub-tier suppliers that we could not identify on our own. In addition, we utilized the supply chain management firm to assist us with the collection of data needed for our country of origin inquiry and the due diligence process from first-tier and sub-tier suppliers.

To collect data from our suppliers, we utilized supplier-completed EICC-GeSI Conflict Minerals Reporting Templates (“EICC-GeSI Templates”) that request suppliers identify the facilities used to process the Conflict Minerals included in our Covered Products and their countries of origin. Suppliers define the scope of their representations in the EICC-GeSI Template at their own discretion and, as a result, the information provided to us may be provided at a Company Level, Division Level, Product Category Level, or at a Product Level. As a downstream purchaser of components that contain Conflict Minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.

We worked in good faith to obtain complete and accurate Conflict Minerals information from our suppliers. We evaluated the information collected, including subjecting the results to a quality review. If discrepancies, errors, or omissions were identified, the response for that supplier was deemed incomplete and was returned for correction by the supplier. When suppliers failed to return a complete EICC-GeSI Template, we conducted follow-up inquiries.
Due Diligence Measures Performed
We instituted a cross-functional Conflict Minerals Steering Committee to oversee our Compliance Program, with senior management support including representatives from Global Supply Chain Operations, Corporate Finance, Compliance, Legal, and Regulatory Compliance.

The Conflict Minerals Steering Committee created a task force with representation from the relevant functions to design, implement, and execute the Compliance Program. The task force formally documented the Compliance Program, as approved by senior management, to ensure compliance with the Rule, including performance of the following due diligence measures:

•	We published our Conflict Minerals policy on our website at www.intuitivesurgical.com.

•
We authored a Supplier Manual document that is made available for all candidates and existing first-tier suppliers that support our manufacturing operations.  Included in this manual is a provision that describes our expectations with respect to suppliers' involvement and participation to support our Compliance Program.

•	We incorporated specific language in our standard quality agreement for first-tier suppliers that requires participation in our Compliance Program.

•
We developed a Conflict Minerals Supplier Risk Assessment program (the “Risk Assessment”) using quantitative and qualitative factors to identify our first-tier suppliers that have not met (or are less likely to meet) our expectations to support our Compliance Program and Conflict Minerals policy by, for example, providing insufficient or no response to requests for information, failing to established their own due diligence program, or not complying with the Rule.

•
We reviewed the aggregated data collected from our suppliers using the EICC-GeSI Templates to assess the data and check for the presence of any “red flags” that may indicate that the supplier disclosure may not be reliable, including but not limited to:

•	The supplier’s response was not submitted utilizing the EICC-GeSI Template.

•	The supplier has indicated that Conflict Minerals are present in their products, but does not provide smelter (or refiner) or country of origin data.

•	The supplier reported that the smelters or refiners are unknown or does not list them, but confirms that none of the minerals originate from the Covered Countries.

•	The supplier has identified the country of origin information, but does not identify a smelter or refiner.

•	The supplier identified a smelter or refiner which does not actually process the identified conflict mineral.

•	We designed and performed additional due diligence procedures for suppliers deemed to be “high risk” (based on our Risk Assessment) and those with responses identified to have “red flags”.

•
Because we utilized a supply chain management firm in performance of our Compliance Program, we performed additional procedures to evaluate the accuracy and completeness of the data collected on our behalf, including evaluating some of the supply chain management firm’s processes and controls over Conflict Minerals data.

•
In evaluating the smelters and refiners identified in the EICC-GeSI Templates as having sourced Conflict Minerals from the Covered Countries, we compared our listing to publicly published data from the Conflict-Free Smelter Program (the “CFSP”) listing of validated smelters and refiners, which is maintained by the Conflict-Free Sourcing Initiative (“CFSI”). The CFSP relies on independent private sector auditors to audit the source, including mines of origin and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the CFSP. The smelters and refiners that are found to be CFSP compliant are those for which the independent auditor has verified that the smelter’s (or refiner’s) Conflict Minerals have not originated from mines in the Covered Countries that directly or indirectly finance or benefit armed groups.

Future Due Diligence Measures for Risk Mitigation
As Conflict Minerals data is obtained through a self-reporting effort, awareness and training of suppliers in our supply chain is necessary to ensure that reliable and detailed information is provided. We intend to continue to work with our suppliers to improve the effectiveness of our due diligence procedures described above and to continue to emphasize the importance of compliance with our conflict minerals reporting expectations.
III. CONCLUSIONS
Product Description
Our Covered Products include our manufactured products, classified in two major categories: (1) da Vinci Surgical Systems and (2) instruments & accessories. The da Vinci Surgical Systems and instruments & accessories contain Conflict Minerals that are necessary to the functionality or production to these products.
da Vinci Surgical Systems
Through December 31, 2014, we have commercialized four generations of da Vinci Surgical System-the da Vinci® Xi™ Surgical System, the da Vinci SiTM Surgical System, the da Vinci S® Surgical System, and the standard da Vinci Surgical System. Our da Vinci Surgical Systems products include the following: Surgeon’s Console, Patient-Side Cart, 3-D Vision System, da Vinci Skills Simulator, and FireflyTM Fluorescence Imaging.
Instruments & Accessories
We sell various instruments and accessory products which are used in conjunction with the da Vinci Surgical System as surgical procedures are performed. These products include: EndoWrist® Instruments, da Vinci Single-Site, EndoWrist OneTM Vessel Sealer, EndoWrist Stapler 45 Instrument, sterile drapes, vision products (such as replacement 3-D stereo endoscopes), camera heads, light guides, and other items that facilitate use of the system.
For a full description of our product offerings, refer to our Annual Report on Form 10-K for the year ended December 31, 2014.
Inherent Limitations on Due Diligence Measures
As a downstream purchaser of products which contain Conflict Minerals, our Due Diligence procedures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our Due Diligence process is based on the necessity of seeking data from our direct and indirect suppliers. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information, and may be subject to misrepresentations or fraud.
Results of Due Diligence
We have determined that each of the four Conflict Minerals are present in our supply chain as part of components included in our Covered Products based on the data collected from complete EICC-GeSI Templates and our review of that information.
Based on the data collected from our suppliers, we have concluded that most of the Conflict Minerals included in our

Covered Products have been sourced from outside the Covered Countries. However, for some of the Conflict Minerals contained in our Covered Products, we have insufficient information from suppliers and other sources regarding the smelters and refiners that processed the Conflict Minerals and the related name and location of the mines used to conclude whether they originated in the Covered Countries and, if they did, whether those Conflict Minerals were from recycled or scrap sources, or other conflict free sources.
Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin
As reported by our suppliers in the EICC-GeSI Templates, the tables below aggregate (i) the facilities identified to be used to process Conflict Minerals that are necessary to the functionality or production of the Covered Products and (ii) to the extent known, the identified countries of origin of the Conflict Minerals processed at those facilities.

Table 1: Facilities Processing Conflict Mineral - Tin
Facilities Identified by our Suppliers with “Conflict-Free Status - Unknown”
China Rare Metal Materials Company	O.M. Manufacturing (Thailand) Co., Ltd.	PT Panca Mega Persada
China Tin Group Co., Ltd.	O.M. Manufacturing Philippines, Inc.	PT Pelat Timah Nusantara Tbk
CNMC (Guangxi) PGMA Co. Ltd.	PT Alam Lestari Kencana	PT Seirama Tin investment
Cooper Santa	PT Artha Cipta Langgeng	PT Sumber Jaya Indah
CV Gita Pesona	PT Babel Surya Alam Lestari	PT Supra Sukses Trinusa
CV JusTindo	PT Bangka Kudai Tin	PT Tinindo Inter Nusa
CV Makmur Jaya	PT Belitung Industri Sejahtera	PT Tommy Utama
CV Nurjanah	PT BilliTin Makmur Lestari	PT Yinchendo Mining Industry
CV Serumpun Sebalai	PT Fang Di MulTindo	Rui Da Hung
Estanho de Rondônia S.A.	PT Hanjaya Perkasa Metals	Soft Metais, Ltda.
Fenix Metals	PT HP Metals Indonesia	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Gejiu Zi-Li	PT Inti Stania Prima	Kai Unita Trade Limited Liability Company
Heraeus Precious Metals GmbH & Co. KG	PT Karimun Mining	Linwu Xianggui Smelter Co.
Huichang Jinshunda Tin Co. Ltd	PT Koba Tin
Jiangxi Nanshan	PT Mitra Stania Prima
Facilities Identified by our Suppliers with “Conflict-Free Status - CFSP Compliant”
Alpha	Minsur	PT Eunindo Usaha Mandiri
CV United Smelting	Mitsubishi Materials Corporation	PT Prima Timah Utama
Dowa	OMSA	PT Refined Bangka Tin
EM Vinto	PT ATD Makmur Mandiri Jaya	PT Sariwiguna Binasentosa
Gejiu Non-Ferrous Metal Processing Co. Ltd.	PT Babel Inti Perkasa	PT Stanindo Inti Perkasa
Magnu's Minerais Metais e Ligas LTDA	PT Bangka Putra Karya	PT Tambang Timah
Malaysia Smelting Corporation (MSC)	PT Bangka Timah Utama Sejahtera	PT Timah (Persero), Tbk
Melt Metais e Ligas S/A	PT Bangka Tin Industry	Thaisarco
Metallo Chimique	PT Bukit Timah	White Solder Metalurgia e Mineração Ltda.
Mineração Taboca S.A.	PT DS Jaya Abadi	Yunnan Tin Company, Ltd.
PT Seirama Tin investment
Suppliers reported an additional 338 potential entities that we were unable to confirm to be actual entities or facilities used to process tin.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
Brazil, Burundi, Chile, China, Congo, Indonesia, Japan, Malaysia, Mexico, Nigeria, Philippines, Poland, Rwanda, Unidentified
*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process tin.

Table 2: Facilities Processing Conflict Mineral - Tantalum
Facilities Identified by our Suppliers with “Conflict-Free Status - Unknown”
King-Tan Tantalum Industry Ltd	Shanghai Jiangxi Metals Co. Ltd
Facilities Identified by our Suppliers with “Conflict-Free Status - CFSP Compliant”
Changsha South Tantalum Niobium Co., Ltd.	H.C. Starck Ltd.	Molycorp Silmet A.S.
Conghua Tantalum and Niobium Smeltry	H.C. Starck Smelting GmbH & Co.KG	Ningxia Orient Tantalum Industry Co., Ltd.
Duoluoshan	Hengyang King Xing Lifeng New Materials Co., Ltd.	Plansee SE Liezen
Exotech Inc.	Hi-Temp	Plansee SE Reutte
F&X Electro-Materials Ltd.	JiuJiang JinXin Nonferrous Metals Co., Ltd.	QuantumClean
Global Advanced Metals Boyertown	Jiujiang Tanbre Co., Ltd.	RFH Tantalum Smeltry Co., Ltd
Global Advanced Metals Aizu	Jiujiang Zhongao Tantalum & Niobium Co, Ltd	Solikamsk Magnesium Works OAO
Guangdong Zhiyuan New Material Co., Ltd.	KEMET Blue Metals	Taki Chemicals
H.C. Starck Co., Ltd.	KEMET Blue Powder	Telex Metals
H.C. Starck GmbH Goslar	LSM Brasil S.A.	UlbaMetallurgical Plan JSC
H.C. Starck GmbH Laufenburg	Metallurgical Products India (Pvt.) Ltd.	Yichun Jin Yang Rare Metal Co., Ltd.
H.C. Starck Hermsdorf GmbH	Mineração Taboca S.A.	Zhuzhou Cement Carbide
H.C. Starck Inc.	Mitsui Mining & Smelting
Suppliers reported an additional 24 potential entities that we were unable to confirm to be actual entities or facilities used to process tantalum.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
Unidentified
*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process tantalum.

Table 3: Facilities Processing Conflict Mineral - Gold
Facilities Identified by our Suppliers with “Conflict-Free Status - Unknown”
Advanced Chemical Company	Gansu Seemine Material Hi-Tech Co Ltd	Penglai Penggang Gold Industry Co Ltd
Aida Chemical Industries Co. Ltd.	Guangdong Jinding Gold Limited	Prioksky Plant of Non-Ferrous Metals
Almalyk Mining and Metallurgical Complex (AMMC)	Hangzhou Fuchunjiang Smelting Co., Ltd.	Sabin Metal Corp.
Asaka Riken Co Ltd	Hunan Chenzhou Mining Group Co., Ltd.	Samduck Precious Metals
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Hwasung CJ Co. Ltd	SAMWON METALS Corp.
Bauer Walser AG	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	So Accurate Group, Inc.
Caridad	Jiangxi Copper Company Limited	SOE Shyolkovsky Factory of Secondary Precious Metals
Cendres + Métaux SA	JSC Uralelectromed	Suzhou Xingrui Noble
China National Gold Group Corporation	Korea Metal Co. Ltd	The Great Wall Gold and Silver Refinery of China
Chugai Mining	Kyrgyzaltyn JSC	Tongling nonferrous Metals Group Co.,Ltd
Colt Refining	Lingbao Gold Company Limited	Torecom

Daejin Indus Co. Ltd	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Yamamoto Precious Metal Co., LTD.
Daye Non-Ferrous Metals Mining Ltd.	Luoyang Zijin Yinhui Metal Smelt Co Ltd	Yokohama Metal Co Ltd
Do Sung Corporation	Moscow Special Alloys Processing Plant	Yunnan Copper Industry Co Ltd
Doduco	Navoi Mining and Metallurgical Combinat	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
FSE Novosibirsk Refinery	OJSC Kolyma Refinery	Zijin Mining Group Co. Ltd
Facilities Identified by our Suppliers with “Conflict-Free Status - CFSP Compliant”
Allgemeine Gold-und Silberscheideanstalt A.G.	JX Nippon Mining & Metals Co., Ltd.	PT Aneka Tambang (Persero) Tbk
AngloGold Ashanti Córrego do Sítio Minerção	Kazzinc Ltd	PX Précinox SA
Argor-Heraeus SA	Kennecott Utah Copper LLC	Rand Refinery (Pty) Ltd
Asahi Pretec Corporation	Kojima Chemicals Co., Ltd	Royal Canadian Mint
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	L' azurde Company For Jewelry	Schone Edelmetaal
Aurubis AG	LS-NIKKO Copper Inc.	SEMPSA Joyería Platería SA
Boliden AB	Materion	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
C. Hafner GmbH + Co. KG	Matsuda Sangyo Co., Ltd.	Solar Applied Materials Technology Corp.
CCR Refinery - Glencore Canada Corporation	Metalor Technologies (Hong Kong) Ltd	Sumitomo Metal Mining Co., Ltd.
Chimet S.p.A.	Metalor Technologies (Singapore) Pte. Ltd.	Tanaka Kikinzoku Kogyo K.K.
Dowa	Metalor Technologies SA	The Refinery of Shandong Gold Mining Co. Ltd
Eco-System Recycling Co., Ltd.	Metalor USA Refining Corporation	Tokuriki Honten Co., Ltd
Heimerle + Meule GmbH	Met-Mex Peñoles, S.A.	Umicore Brasil Ltda
Heraeus Ltd. Hong Kong	Mitsubishi Materials Corporation	Umicore Precious Metals Thailand
Heraeus Precious Metals GmbH & Co. KG	Mitsui Mining and Smelting Co., Ltd.	Umicore SA Business Unit Precious Metals Refining
Ishifuku Metal Industry Co., Ltd.	Nihon Material Co. LTD	United Precious Metal Refining, Inc.
Istanbul Gold Refinery	Ohio Precious Metals, LLC	Valcambi SA
Japan Mint	Ohura Precious Metal Industry Co., Ltd	Western Australian Mint trading as The Perth Mint
Johnson Matthey Inc.	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Johnson Matthey Ltd.	PAMP SA
Suppliers reported an additional 153 potential entities that we were unable to confirm to be actual entities or facilities used to process gold.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
Bolivia, Brazil, China, Japan, Unidentified
*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process gold.

Table 4: Facilities Processing Conflict Mineral - Tungsten
Facilities Identified by our Suppliers with “Conflict-Free Status - Unknown”
A.L.M.T. Corp.	H.C. Starck GmbH	Kennametal Fallon
Chenzhou Diamond Tungsten Products Co., Ltd.	H.C. Starck Smelting GmbH & Co.KG	Kennametal Huntsville
Chongyi Zhangyuan Tungsten Co., Ltd.	Hunan Chenzhou Mining Group Co., Ltd.	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Dayu Weiliang Tungsten Co., Ltd.	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	Tejing (Vietnam) Tungsten Co., Ltd.
Fujian Jinxin Tungsten Co., Ltd.	Jiangxi Richsea New Materials Co., Ltd.	Wolfram Bergbau und Hütten AG
Ganxian Shirui New Material Co., Ltd.	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Wolfram Company CJSC
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Guangdong Xianglu Tungsten Co., Ltd.	Jiangxi Yaosheng Tungsten Co., Ltd.
Facilities Identified by our Suppliers with “Conflict-Free Status - CFSP Compliant”
Ganzhou Huaxing Tungsten Products Co., Ltd.	Japan New Metals Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Jiangxi Gan Bei Tungsten Co., Ltd.	Xiamen Tungsten Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.	Malipo Haiyu Tungsten Co., Ltd.	Zhuzhou Cement Carbide
Global Tungsten & Powders Corp.	Metallo Chimique
Hunan Chunchang Nonferrous Metals Co., Ltd.	Vietnam Youngsun Tungsten Industry Co., Ltd
Suppliers reported an additional 67 potential entities that we were unable to confirm to be actual entities or facilities used to process tungsten.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
Australia, Bolivia, Canada, China, Germany, Japan, Portugal, Russia, Spain, United States, Vietnam, Unidentified
*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process tungsten.
Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
As part of our due diligence process, for those suppliers whose products were not found to be DRC conflict free, we took additional steps in an effort to determine the mine or location of origin which included the follow-up procedures and the Risk Assessment program, described above.
Based on the information collected and evaluated from our suppliers in the EICC-GeSI Templates, we determined that the data was generally insufficient to identify the mine name or specific location of origin for those Conflict Minerals which may have been sourced from the Covered Countries. The EICC-GeSI Templates state that the smelter or refiner fields are mandatory, however specific mine data is not. As such, suppliers have provided less information in these fields, and in some instances not provided the data or identified the information as “confidential,” “trade secret,” or similar. Therefore, we have not always received adequate information to identify the applicable sources of such Conflict Minerals that may have directly or indirectly financed or benefited armed groups.
Additional Risk Factors
The statements above are based on the RCOI process and due diligence performed in good faith by Intuitive. These statements are based on the infrastructure and information available at the time the RCOI process and due diligence process were performed. As noted above, a number of factors could introduce errors or otherwise affect our analysis and the disclosure provided herein.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, errors or omissions of smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, certification programs that are not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries outside of the Covered Countries.

Forward Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. These include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets, as well as our actions with respect to compliance with the Rule. These forward-looking statements should be considered in light of various important factors, including the following: changes to regulations and requirements for assessing and reporting Conflict Minerals; litigation related to regulations and requirements for Conflict Minerals; and adverse publicity regarding Intuitive. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2014, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.